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(a)(5)(E)

PRESS RELEASE

Investor Contacts:
Jessica Kourakos
Synopsys, Inc.
(650) 584-1901
jessicak@synopsys.com

Editorial Contacts:
Yvette Huygen
Synopsys, Inc.
(650) 584-4547
yvetteh@synopsys.com

SYNOPSYS ANNOUNCES EXPIRATION OF HART-SCOTT-RODINO WAITING PERIOD FOR
MONOLITHIC SYSTEM TECHNOLOGY, INC. (MoSys) ACQUISITION

MOUNTAIN VIEW, Calif., April 1, 2004—Synopsys, Inc. (Nasdaq: SNPS) today announced that the required waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 with respect to Synopsys' $13.50 per share cash tender offer for any and all outstanding shares of Monolithic System Technology, Inc. (MoSys) (Nasdaq: MOSY) has expired. As previously announced, unless the tender offer is extended, the tender offer and withdrawal rights will expire at 12:00 midnight, New York City time, on Friday, April 16, 2004.

The complete terms and conditions of the tender offer are set forth in the Offer to Purchase, Letter of Transmittal and related documents that have been filed by Synopsys with the Securities and Exchange Commission (the "Commission"). MoSys has also filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the Commission, which includes the unanimous recommendation of the board of directors of MoSys that the stockholders of MoSys tender their shares of MoSys common stock pursuant to the tender offer.

About Synopsys

Synopsys, Inc. (Nasdaq: SNPS) is the world leader in electronic design automation (EDA) software for semiconductor design. The company delivers technology-leading IC design and verification platforms, and IC manufacturing software products to the global electronics market, enabling the development and production of complex systems-on-chips (SoCs). Synopsys also provides intellectual property and design services to simplify the design process and accelerate time-to-market for its customers. Synopsys is headquartered in Mountain View, California and has offices in more than 60 locations throughout North America, Europe, Japan and Asia. Visit Synopsys online at www.synopsys.com.

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Additional Information and Where to Find It

This announcement is neither an offer to purchase nor a solicitation of an offer to sell shares of MoSys. MoSys stockholders are urged to read the relevant tender offer documents because they contain important information that MoSys stockholders should consider before making any decision regarding tendering their shares. Synopsys has filed a Schedule TO that includes the tender offer materials with the Commission, and MoSys has filed a Solicitation/Recommendation Statement with respect to the tender offer with the Commission. The tender offer materials (including an Offer to Purchase, a Letter of Transmittal and other offer documents) and the Solicitation/Recommendation Statement contain important information which should be read carefully before any decision is made with respect to the tender offer. The Offer to Purchase, Letter of Transmittal and other offer documents, as well as the Solicitation/Recommendation Statement, have been made available to all stockholders of MoSys at no expense to them. The tender offer materials and the Solicitation/Recommendation Statement are available without charge at the Commission's web site at www.sec.gov. Documents may also be obtained from the Information Agent for the tender offer, D.F. King & Co., Inc., 48 Wall Street, New York, New York, 10005, telephone (212) 269-5550 or (800) 488-8035. Computershare Trust Company of New York is acting as Depositary for the tender offer.

Interests of Certain Persons in the Offer and the Merger

Synopsys is, and certain other persons may be, soliciting MoSys stockholders to tender their shares into the tender offer. The directors and executive officers of Synopsys and the directors and executive officers of MoSys may be deemed to be participants in Synopsys' solicitation of MoSys' stockholders to tender their shares into the tender offer.

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Synopsys is a registered trademark of Synopsys, Inc. All other trademarks mentioned in this release are the intellectual property of their respective owners.

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  (a)(5)(E)
SYNOPSYS ANNOUNCES EXPIRATION OF HART-SCOTT-RODINO WAITING PERIOD FOR MONOLITHIC SYSTEM TECHNOLOGY, INC. (MoSys) ACQUISITION